Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Third Quarter 2007,
Raises Full-Year Guidance for Earnings Per Share and Total Revenues
— Company Establishes New Quarterly Records for Product Sales ($97.4 Million, Up 17%
Versus Prior Year) and Total Revenues ($101.7 Million, Up 10%) —
— Company Reports EPS of $0.31, 11% Higher than Prior Year —
— Company Expects Full-Year EPS of $1.50 to $1.52, Revenues of $400 to $402 Million —
SAN DIEGO, CA, October 30, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the third quarter of 2007 and raised its full-year guidance for earnings per share (EPS) and total revenues.
“Gen-Probe posted very good financial results in the third quarter of 2007, as both our clinical diagnostics and blood screening businesses again established new sales records,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer.
In the third quarter of 2007, net income was $17.3 million, compared to $14.8 million in the prior year period, an increase of 17%. EPS in the third quarter of 2007 were $0.31, compared to $0.28 in the prior year period, an increase of 11%. In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented on a GAAP basis.
Product sales in the third quarter of 2007 were $97.4 million, compared to $83.5 million in the prior year period, an increase of 17%. Total revenues for the third quarter of 2007 were $101.7 million, compared to $92.2 million in the prior year period, an increase of 10%.
For the first nine months of 2007, net income was $65.7 million, compared to $42.4 million in the prior year period, an increase of 55%. EPS in the first nine months of 2007 were $1.21, compared to $0.80 in the prior year period, an increase of 51%. Product sales for the first nine months of 2007 were $278.5 million, compared to $239.8 million in the prior year period, an increase of 16%. Total revenues for the first nine months of 2007 were $304.1 million, compared to $263.7 million in the prior year period, an increase of 15%.
Gen-Probe’s net income and EPS in the third quarter of 2007 benefited from a reduction in income tax expense of approximately $0.9 million ($0.02 per share) associated with the completion of the Company’s 2006 federal tax return. In addition, the Company’s net income and EPS for the first nine months of 2007 benefited from a reduction in income tax expense of approximately $8.7 million ($0.16 per share), which was recorded in the second quarter. As previously disclosed, this benefit resulted from the completion in April of an Internal Revenue Service audit of the Company’s 2003 and 2004 federal income tax returns. Based on the results of this audit, the Company released reserves primarily associated with federal research and development tax credits generated from 1999 to 2004.

Detailed Results
Gen-Probe’s clinical diagnostics sales in the third quarter of 2007 were again led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay continued to grow strongly, driven by market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Clinical diagnostics sales in the third quarter also benefited from increased sales of instrumentation to current and new customers. Revenue from the PACE® product line, the Company’s non-amplified tests for Chlamydia and gonorrhea, declined in the third quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales in the third quarter of 2007 benefited from continued international expansion, and from higher pricing associated with U.S. commercial sales of the PROCLEIX® WNV (West Nile virus) assay on the TIGRIS system. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics. Gen-Probe’s blood screening sales in the third quarter of 2007 also benefited from favorable assay ordering patterns, primarily associated with the Company’s WNV assay, and from increased sales of TIGRIS instruments to Novartis.
Product sales were, in millions:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2007	2006	Increase	2007	2006	Increase

Clinical diagnostics	$51.8	$43.3	20%	$149.5	$125.8	19%
Blood screening	$45.6	$40.2	13%	$129.0	$114.0	13%

Total product sales	$97.4	$83.5	17%	$278.5	$239.8	16%
Collaborative research revenues in the third quarter of 2007 were $3.1 million, compared to $1.5 million in the prior year period, an increase of 107% that resulted primarily from higher reimbursement from Novartis of shared expenses in the companies’ blood screening collaboration. For the first nine months of 2007, collaborative research revenues were $11.2 million, compared to $14.7 million in the prior year period, a decrease of 24% that resulted primarily from the reclassification of revenue associated with investigational use of the PROCLEIX WNV assay. Beginning in the third quarter of 2006, the Company began recording all revenue associated with this assay in product sales, rather than in collaborative research revenues. The assay was approved by the US Food and Drug Administration (FDA) for use on Gen-Probe’s enhanced semi-automated instrument system (eSAS) in December of 2005, and for use on the TIGRIS system in March of 2006.
Royalty and license revenues for the third quarter of 2007 were $1.2 million, compared to $7.3 million in the prior year period. In the third quarter of 2006, royalty and license revenues were high due to $5.0 million of revenue associated with the first payment arising from the successful settlement of Gen-Probe’s patent infringement claims against Bayer HealthCare (now Siemens Medical Solutions Diagnostics). Gen-Probe also earned $1.0 million of license revenue in the prior year period under a 2004 agreement with Tosoh Corporation. For the first nine months of 2007, royalty and license revenues were $14.4 million, compared to $9.2 million in the prior year period. This 57% increase resulted primarily from $10.3 million of royalty revenue that was recorded in the first quarter of 2007 associated with the second payment arising from the Bayer patent litigation.
Gross margin on product sales in the third quarter of 2007 was 67.3%, compared to 70.9% in the prior year period. This decrease resulted primarily from an unfavorable product sales mix, namely increased sales of low-margin instrumentation to clinical diagnostics and blood screening customers. For the first nine months of 2007, gross margin on product sales was 67.3%, compared to 68.2% in the prior year period.

Research and development (R&D) expenses in the third quarter of 2007 were $27.6 million, compared to $24.2 million in the prior year period, an increase of 14%. This increase, which was expected, resulted primarily from the purchase of human papillomavirus (HPV) oligonucleotides from Roche. For the first nine months of 2007, R&D expenses were $72.8 million, compared to $63.8 million in the prior year period, an increase of 14%.
Marketing and sales expenses in the third quarter of 2007 were $9.7 million, compared to $9.5 million in the prior year period, an increase of 2%. For the first nine months of 2007, marketing and sales expenses were $28.6 million, compared to $27.5 million in the prior year period, an increase of 4%.
General and administrative (G&A) expenses in the third quarter of 2007 were $11.4 million, compared to $12.7 million in the prior year period, a decrease of 10%. In the third quarter of 2006, the Company paid its outside litigation counsel $2.0 million in connection with the Company’s successful settlement of the Bayer patent litigation. For the first nine months of 2007, G&A expenses were $34.7 million, compared to $34.1 million in the prior year period, an increase of 2%.
Gen-Probe continues to have a strong balance sheet. As of September 30, 2007, the Company had $395.1 million of cash, cash equivalents and short-term investments, and no debt. In the first nine months of 2007, Gen-Probe generated net cash of $71.2 million from its operating activities, higher than the Company’s year-to-date net income of $65.7 million.
Updated 2007 Financial Guidance
“Based on our strong performance in the third quarter, we are raising our full-year 2007 revenue and EPS guidance,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer.
For the full year 2007, Gen-Probe now expects:
•	Total revenues of $400 million to $402 million.

•	Product gross margins approximating 67% to 68% of product sales.

•	R&D expenses approximating 24% to 25% of total revenues.

•	Marketing and sales expenses approximating 9% to 10% of total revenues.

•	G&A expenses approximating 11% to 12% of total revenues.

•	A reported tax rate of approximately 24.5%, including one-time benefits associated with the completion of tax audits and adjustments.

•	EPS of between $1.50 and $1.52, based on approximately 54 million to 55 million fully diluted shares outstanding for the year.
Recent Events
•	John C. Martin Elected to Board of Directors. On September 20, Gen-Probe announced that John C. Martin, Ph.D., president and chief executive officer of Gilead Sciences, Inc., has been elected to its board of directors. Gen-Probe’s board now has eight members, including seven who are not Gen-Probe employees.

•	Update on PROCLEIX ULTRIO Post-Marketing Study. To date, participating blood banks have screened approximately 260,000 blood donations in the post-marketing study for the PROCLEIX ULTRIO assay, which is designed to demonstrate hepatitis B virus (HBV) “yield.” Yield is defined as HBV-infected blood donations that were intercepted by the PROCLEIX ULTRIO assay, but that were initially negative based on traditional serology tests. Gen-Probe believes that the first of two required yield cases has been identified in the study, although this must be confirmed through a regulatory submission to the FDA. The FDA has approved the PROCLEIX ULTRIO assay to screen donated blood for HIV-1 and hepatitis C virus (HCV), but not to screen for HBV, as the initial clinical studies were not designed to, and did not, demonstrate HBV yield. Gen-Probe and Novartis are conducting the post-marketing study to demonstrate HBV yield and gain the associated donor screening claim.
Webcast Conference Call
A live webcast of Gen-Probe’s third quarter 2007 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (800) 947-6450 for domestic callers and (203) 369-3539 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE and TIGRIS are trademarks of Gen-Probe. ULTRIO and PROCLEIX are trademarks of Novartis. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2007 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, updated financial guidance, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2007 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis and 3M, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that new products or indications, such as the HBV screening claim for our PROCLEIX ULTRIO assay in the United States, may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,888	$87,905
Short-term investments	328,185	202,008
Trade accounts receivable, net of allowance for doubtful accounts of $750 and $670 at September 30, 2007 and December 31, 2006, respectively	38,235	25,880
Accounts receivable – other	5,166	1,646
Inventories	49,186	52,056
Deferred income tax — short term	6,673	7,247
Prepaid income tax	16,229	—
Prepaid expenses	17,874	11,362
Other current assets	5,374	2,583

Total current assets	533,810	390,687

Property, plant and equipment, net	131,245	134,614
Capitalized software	16,552	18,437
Goodwill	18,621	18,621
Deferred income tax — long term	2,064	2,064
License, manufacturing access fees and other assets	58,947	59,416

Total assets	$761,239	$623,839

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,696	$13,586
Accrued salaries and employee benefits	23,055	16,723
Other accrued expenses	8,683	3,320
Income tax payable	732	14,075
Deferred income tax — short term	103	—
Deferred revenue	1,623	921

Total current liabilities	48,892	48,625

Non-current income tax payable	4,766	—
Deferred income tax – long term	360	—
Deferred revenue	3,167	3,667
Deferred rent	40	128
Deferred compensation plan liabilities	1,755	1,211

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 53,718,400 and 52,233,656 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	5	5
Additional paid-in capital	400,883	334,184
Accumulated other comprehensive income (loss)	581	(5)
Retained earnings	300,790	236,024

Total stockholders’ equity	702,259	570,208

Total liabilities and stockholders’ equity	$761,239	$623,839

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Product sales	$97,402	$83,470	$278,451	$239,811
Collaborative research revenue	3,118	1,470	11,239	14,743
Royalty and license revenue	1,213	7,287	14,375	9,151

Total revenues	101,733	92,227	304,065	263,705

Operating expenses:
Cost of product sales	31,810	24,298	91,148	76,207
Research and development	27,582	24,178	72,813	63,833
Marketing and sales	9,651	9,526	28,580	27,533
General and administrative	11,380	12,748	34,742	34,104

Total operating expenses	80,423	70,750	227,283	201,677

Income from operations	21,310	21,477	76,782	62,028
Total other income, net	3,333	1,921	8,610	5,081

Income before income tax	24,643	23,398	85,392	67,109

Income tax expense	7,392	8,587	19,664	24,745

Net income	$17,251	$14,811	$65,728	$42,364

Net income per share:
Basic	$0.32	$0.29	$1.25	$0.82

Diluted	$0.31	$0.28	$1.21	$0.80

Weighted average shares outstanding:
Basic	53,221	51,638	52,661	51,407

Diluted	54,857	53,180	54,210	53,001

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Operating activities:
Net income	$65,728	$42,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,518	19,752
Stock-based compensation charges	14,487	17,755
Stock option income tax benefits	2,031	111
Excess tax benefit from employee stock options	(13,055)	(8,232)
Loss on disposal of property and equipment	202	4
Changes in assets and liabilities:
Accounts receivable	(15,861)	7,550
Inventories	2,660	(5,338)
Prepaid expenses	(6,538)	(682)
Other current assets	(2,756)	507
Other long term assets	(930)	(1,305)
Accounts payable	1,116	(3,103)
Accrued salaries and employee benefits	6,328	2,821
Other accrued expenses	5,343	624
Income tax payable	(14,544)	2,037
Deferred revenue	202	(3,975)
Deferred income tax	794	645
Deferred rent	(88)	(87)
Deferred compensation plan liabilities	544	593

Net cash provided by operating activities	71,181	72,041

Investing activities:
Proceeds from sales and maturities of short-term investments	57,391	83,641
Purchases of short-term investments	(182,449)	(104,163)
Purchases of property, plant and equipment	(17,674)	(40,126)
Capitalization of intangible assets, including license and manufacturing access fees	(2,127)	(2,245)
Cash paid for investment in Qualigen	—	(6,993)
Other assets	(334)	(223)

Net cash used in investing activities	(145,193)	(70,109)

Financing activities:
Repurchase and retirement of restricted stock for payment of taxes	(1,020)	—
Excess tax benefit from employee stock options	13,055	8,232
Proceeds from issuance of common stock	40,677	19,089

Net cash provided by financing activities	52,712	27,321

Effect of exchange rate changes on cash and cash equivalents	283	485

Net (decrease)/increase in cash and cash equivalents	(21,017)	29,738
Cash and cash equivalents at the beginning of period	87,905	32,328

Cash and cash equivalents at the end of period	$66,888	$62,066